Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-202592) and Form S-8 (Nos. 333-213683, 333-206729, and 333-194056) of Eagle Pharmaceuticals, Inc. of our report dated February 1, 2017, relating to the financial statements of Arsia Therapeutics, Inc., which appears in this Form 8-K/A.

/s/ BDO USA, LLP

February 1, 2017

Woodbridge, NJ